                                                                    Exhibit 10.2


                      SPONSORSHIP AND PROCESSING AGREEMENT
                      ------------------------------------


     THIS SPONSORSHIP AND PROCESSING AGREEMENT is made as of December 3rd, 1996 between BA MERCHANT SERVICES, INC. ("BAMSI") and BANK OF AMERICA NATIONAL TRUST
        --------------------------               ------------------------------
& SAVINGS ASSOCIATION (the "Bank").
---------------------


                                    RECITALS

     A.   The Bank.  The Bank is an existing national banking association duly
          --------
organized and in good standing under the laws of the United States with its principal executive offices located in San Francisco, California and a member in good standing of Visa U.S.A., Inc. ("Visa") and a member in good standing of MasterCard International, Incorporated ("MasterCard").

     B.   BAMSI.  BAMSI is an existing corporation formed under the laws of the
          -----
State of Delaware with its principal executive offices located in San Francisco, California, which provides data processing, settlement and authorization services for merchants who participate in the Visa and MasterCard and other bankcard programs (such activities being referred to as "Merchant Bankcard Business").

     C.   Corporate Approvals.  Each of the parties to this Agreement has
          -------------------
obtained all necessary corporate approvals for the execution and delivery of this Agreement.

     D.   Arm's Length Relationship.  The parties to this Agreement intend to
          -------------------------
conduct their relationships hereunder on an arm's length basis.

     E.   BAC/BAMSI Transactions.  The Bank and Bank of America NW, National
          ----------------------
Association ("BANW"), each a subsidiary of BankAmerica Corporation, a Delaware corporation ("BAC"), currently own 100% of the outstanding common stock of BAMSI. The Bank and BANW have entered or will enter into certain agreements with BAMSI (1) transferring the Bank's United States domestic merchant processing businesses and the BANW merchant processing business to BAMSI and (2) covering the contemplated transfer of the Philippine and Thailand merchant processing businesses of the Bank to BAMSI upon the receipt of certain governmental approvals (collectively, the BAC/BAMSI Transactions"). BAMSI is currently considering an initial public offering of shares of its Class A common stock, $.01 par value per share.

     F.   Related Agreements.  BAMSI has entered or will enter into (1) a Non-
          ------------------
Competition and Corporate Opportunities Allocation Agreement of even date herewith between BAC and BAMSI (the "Corporate Opportunities Agreement"), (2) a Marketing Agreement of even date herewith among BAMSI, the Bank and BANW (the "Marketing Agreement"), (3) Processing Services Agreements of even date herewith between BAMSI and other subsidiary banking institutions of BAC (the "Affiliate Bank Processing Agreements"), (4) an Administrative Services Agreement of even date herewith between the

                                      -1-                  Sponsorship Agreement

Bank and BAMSI (the "Administrative Services Agreement"), (5) a Trademark License Agreement of even date herewith between BAC and BAMSI (the "License Agreement"), (6) a Registration Rights Agreement to be entered into among BAMSI, the Bank and BANW (the "Registration Rights Agreement"), and (7) a Tax Allocation Agreement of even date herewith between BAC and BAMSI (the "Tax Agreement"). The Corporate Opportunities Agreement, the Marketing Agreement, the Affiliate Bank Processing Agreement, the Administrative Services Agreement, the Trademark Agreement, the Registration Rights Agreement and the Tax Agreement are herein collectively referred to as the "Related Agreements."

     G.   Sponsorship and Services.  BAMSI and the Bank have concluded that it
          ------------------------
is in their mutual best interests for (1) the Bank to sponsor BAMSI as a member of Visa and MasterCard, (2) BAMSI to act as an agent of the Bank for purposes of providing data processing, settlement and authorization services for merchants with respect to their Visa and MasterCard transactions, and (3) BAMSI to use the Bank for certain banking relationships.

     NOW, THEREFORE, in consideration of the premises, the representations, acknowledgments, and mutual agreements set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, BAMSI and the Bank agree as follows:


                                   ARTICLE I

                        MERCHANT PROCESSING, SETTLEMENT
                        -------------------------------
                           AND AUTHORIZATION SERVICES
                           --------------------------

     1.1   Applicability of Article I.  The Bank and BAMSI agree and acknowledge
           --------------------------
that, depending on various factors, including Merchant (as hereinafter defined) location and the requirements of Visa or MasterCard rules and regulations, to the extent such rules and regulations are applicable, BAMSI shall act as the Bank's Member Service Provider (as defined in such rules and regulations) with respect to certain Merchants in connection with the provision of Merchant Processing Services (as hereinafter defined) and the provisions of this Article I shall operate to govern such relationship.

     1.2   Appointment as Agent.  The Bank appoints BAMSI, and BAMSI agrees to
           --------------------
serve, to the extent required or necessary under the Visa or MasterCard rules and regulations or any official interpretations thereof, as the Bank's sole agent (i) to provide authorization, processing and settlement services with respect to credit, debit and charge card transactions under the Visa, MasterCard, Diners Club, AMEX, JCB, Carte Blanche, Discover, Interlink and other programs ("Merchant Processing Services") to merchants who desire to receive Merchant Processing Services from the Bank or BAMSI ("Merchants") and (ii) to enter into contracts with merchants ("Merchant Contracts") for the provision of Merchant Processing Services as agent of the Bank. The Bank agrees that BAMSI may use the Bank's name and

                                      -2-                  Sponsorship Agreement
its BIN, ICA and any other Visa and MasterCard identification numbers to the extent necessary or appropriate to perform the Merchant Processing Services.

     1.3   Performance by BAMSI.  BAMSI shall have full responsibility for the
           --------------------
proper performance of the Merchant Processing Services under each Merchant Contract except for the obligations and responsibilities which the Bank assumes hereunder. Without limiting the foregoing, BAMSI shall provide authorization services to the Merchants, perform data capture services with respect to all credit, debit and charge card transactions by the Merchants, submit such data to the applicable Interchange (as hereinafter defined), process retrievals and chargebacks, and direct the settlement of such transactions. In providing Merchant Processing Services, BAMSI agrees to comply with (i) all Visa and MasterCard Bylaws, Manuals, Operating Regulations and other written materials as they may from time to time be amended which bind or apply to the Bank as a member of Visa and MasterCard with respect to Merchant Processing Services or to BAMSI as a third party processor with respect to Merchant Processing Services ("Rules"), (ii) all agreements between Merchants and the Bank with respect to Merchant Processing Services, and (iii) all applicable laws and regulations, whether state or federal. BAMSI agrees to enter into any agreements with Visa and MasterCard necessary to perform this Agreement in accordance with its terms, subject to the rights of BAMSI to terminate this Agreement pursuant to
Section 6.2. Without in any way limiting the foregoing, BAMSI agrees as follows:
(a) any material containing any of the Visa Card Program Marks used by it in performing this Agreement will prominently identify the Bank by name and city adjacent to such marks and, in identifying BAMSI, will specify that BAMSI is acting as agent or representative of the Bank; (b) any solicitation material used by BAMSI shall clearly disclose that BAMSI is acting as agent or representative of the Bank; and (c) BAMSI acknowledges that it does not have authority to permit the use of Visa Card Program Marks by any of its own agents. BAMSI and the Bank agree that the foregoing clauses shall be deemed modified from time to time to reflect any changes in Visa's requirements applicable to BAMSI's use of Visa Card Program Marks and solicitation material or to the terms required herein.

     1.4   Merchant Contracts.  BAMSI, as agent of the Bank, shall be
           ------------------
responsible for establishing the terms and conditions of the Merchant Contracts, including all changes thereunder, subject to Section 1.7 below. Without in any way limiting the authority granted in Section 1.1, the Bank hereby authorizes BAMSI to use the Bank's name to the extent necessary or appropriate in accordance with the terms of this Agreement to enter into and to renew Merchant Contracts, to modify Merchant Contracts to the extent necessary to assign them to the Bank, to perform the Merchant Contracts and to take other necessary or appropriate actions with respect to the Merchant Contracts, all in accordance with requirements of Visa and MasterCard. As between BAMSI and the Bank, BAMSI shall be responsible for all credit, fraud and other risks associated with each Merchant Contract.

     1.5   Authorization Services.  BAMSI, or its designated third parties,
           ----------------------
shall provide the Merchants with telephonic or electronic authorization for all Visa and MasterCard transactions exceeding any floor amount specified pursuant to such Merchant's contract.

                                      -3-                  Sponsorship Agreement

     1.6   Processing and Submission to Interchange.  BAMSI shall process all
           ----------------------------------------
data received by it reflecting the Visa and MasterCard sales transactions and any related return credits by the Merchants and shall submit to the applicable Visa or MasterCard interchange networks ("Interchange") "Settlement Files" reflecting such transactions and directing the applicable Interchange to pay the net amount due to an account established by the Bank for the purpose of receiving all settlement amounts paid by Visa and MasterCard with respect to the transactions processed by BAMSI pursuant to this Agreement and effecting appropriate payments to the Merchants and BAMSI in accordance with this Agreement (the "Bank Account").

     1.7   Account Settlement.
           ------------------

           (a) Payment Instructions.  BAMSI shall prepare and transmit to the
               --------------------
     Bank, in a mutually acceptable format, instructions specifying the payments to be made from the Bank Account to the Merchants and to BAMSI pursuant to this Agreement (the "Payment Instructions"). Payment Instructions shall be delivered to the Bank in accordance with the schedule and procedures established from time to time by the parties.

           (b) Payment.  In accordance with the Payment Instructions, the Bank
               -------
     shall pay the Merchants on a timely basis the net settlement amounts due to them and shall credit BAMSI's account at the Bank for the fees due to BAMSI hereunder. Such payments to Merchants shall be effected through mutually acceptable procedures which are consistent with the payment procedures established pursuant to the Merchant Contracts. BAMSI shall perform on the Bank's behalf all of the administrative and bookkeeping functions necessary to effect payment in such manner.

     1.8   Due Diligence by the Bank; BAMSI's Standards.
           --------------------------------------------

           (a) Due Diligence Prior to Execution of Agreement.  Senior management
               ---------------------------------------------
     officials of BAMSI have met with the Bank and have discussed with the Bank officials the credit and financial review procedures and standards used by BAMSI in deciding whether to accept or retain Merchants as customers for Merchant Processing Services, as well as BAMSI's experience with respect to any losses resulting from financial failures or fraud by its merchant customers. Schedule A attached hereto outlines the credit and financial review procedures and standards currently used by BAMSI.

           (b) Continuing Due Diligence:  BAMSI's Risk Standards.  BAMSI shall
               -------------------------------------------------
     keep the Bank advised of any material changes in the credit and financial review procedures and standards and of any material exceptions to such procedures and standards which may from time to time be made with respect to particular Merchants. BAMSI shall not make any such changes or exceptions until its senior management has approved such changes or exceptions after carefully evaluating the relative advantages and disadvantages

                                      -4-                  Sponsorship Agreement
     expected to result from such changes or exceptions. BAMSI also shall continue to advise the Bank on a timely basis with respect to any substantial loss (meaning any loss of $1,000,000 or more in the aggregate in any twelve month period) incurred by BAMSI as a result of any financial failures or fraud by its merchant customers. If the Bank reasonably determines from time to time that any changes are needed in BAMSI's credit and financial review procedures and standards or in the implementation thereof in order to avoid any significant increase in BAMSI's losses from financial failures or fraud by its merchant customers, then the Bank shall so notify BAMSI in writing, and BAMSI and the Bank shall mutually agree upon, and BAMSI shall implement appropriate changes.

           (c) Due Diligence by the Bank for BAMSI Pricing Standards.  Senior
               -----------------------------------------------------
     management officials of BAMSI have met with the Bank and have discussed with the Bank officials the pricing procedures and standards used for Merchants as customers for Merchant Processing Services. BAMSI shall keep the Bank advised of any material changes in its pricing procedures and standards and of any material exceptions to such procedures and standards which may from time to time be made with respect to particular Merchants. BAMSI shall not make any such changes or exceptions until its management committee has approved such changes or exceptions after carefully evaluating the relative advantages and disadvantages expected to result from such changes or exceptions. If the Bank reasonably determines from time to time that any changes are needed in BAMSI's pricing procedures and standards or in the implementation thereof, then the Bank shall so notify BAMSI in writing, and BAMSI and the Bank shall mutually agree upon, and BAMSI shall implement appropriate changes.


                                   ARTICLE II

                                BANKING SERVICES
                                ----------------

     2.1   Merchant Processing.  As soon as practicable after the Effective Date
           -------------------
BAMSI shall enter into agreements or make other mutually acceptable arrangements with the Bank pursuant to which the Bank will provide those banking services which are necessary for BAMSI to provide the Merchant Processing Services and which the parties wish the Bank to provide.

     2.2   Authority to Establish Bank Accounts.  BAMSI shall have authority to
           ------------------------------------
establish at the Bank or any other mutually acceptable financial institution any deposit accounts on behalf of the Bank as may be necessary to provide some or all of the Merchant Processing Services contemplated by this Agreement for such periods as the Bank and BAMSI agree. No provision of this Agreement authorizes or shall be construed to authorize BAMSI to incur any debt to the Bank or any other financial institution, or to create any overdraft, which the Bank is obligated directly or indirectly to repay.

                                      -5-                  Sponsorship Agreement

     2.3   Loans and Overdrafts.  Nothing in this Agreement shall be deemed to
           --------------------
create any obligation on the part of the Bank to loan or advance to BAMSI any amounts in connection with Merchant Processing Services for any period of time.


                                  ARTICLE III

                               FEES AND EXPENSES
                               -----------------

     3.1   Charges to Merchants.  As between BAMSI and the Bank, BAMSI shall
           --------------------
receive all fees, discounts and other amounts payable by Merchants for Merchant Processing Services with respect to Merchant Contracts.

     3.2   Expenses.  BAMSI shall bear all expenses of maintaining facilities
           --------
and connections necessary to provide Merchant Processing Services, except for the facilities and connection maintained by the Bank for purposes of effecting payments pursuant to Section 1.6(b). In addition, BAMSI agrees to pay or reimburse the Bank in full all interchange or issuer reimbursement fees on outgoing merchant sales volume, as well as all fee assessments or charges imposed on the Bank by Visa or MasterCard as a result of the Merchant Processing Services performed by BAMSI. Such fees shall be paid by BAMSI directly when due or shall be paid by BAMSI to the Bank on the banking day immediately prior to the day on which the Bank must pay such fees. All such fees, assessments and charges for which the Bank seeks payment by BAMSI shall upon request be documented to BAMSI's reasonable satisfaction as being attributable to BAMSI's Merchant Processing Services.


                                   ARTICLE IV

                                INDEMNIFICATION
                                ---------------

     4.1  Indemnification.  BAMSI agrees to indemnify, defend and save the Bank,
          ---------------
its directors, officers and employees harmless from all losses, claims, judgments, awards, penalties, expenses and other amounts of any nature arising out of:

          (a) BAMSI's failure to perform this Agreement in accordance with its terms including but not limited to the failure to pay expenses, charges and other amounts in accordance with the provisions of this Agreement;

          (b) the negligent exercise of or the exceeding by any Joint Officer of the authority granted pursuant to this Agreement to act an officer of the Bank; or

          (c) the Bank's grant of authority to BAMSI pursuant to this Agreement.


                                      -6-                  Sponsorship Agreement
including, but not limited to, all court costs, investigation expenses and the reasonable fees and expenses of separate counsel for the Bank selected by the Bank, provided, however, that the Bank shall not be entitled to indemnification as to amounts arising from the negligence or willful misconduct of the Bank.


                                   ARTICLE V

                            COMPLIANCE MODIFICATIONS
                            ------------------------

     5.1   Compliance Modifications.  In the event that:
           ------------------------

           (a) the laws, rules and/or regulations or any official interpretations thereof applicable to the Bank as a national bank or the Visa or MasterCard rules and/or regulations or any official interpretations thereof applicable to the Bank and the matters covered by this Agreement are modified such that:

           (i) Any modification in the relationship or transactions contemplated hereby between the Bank and BAMSI or in the provisions of this Agreement are needed to comply with any such laws, rules, regulations or official interpretations thereof; or

           (ii) some or all of the activities contemplated by this Agreement are prohibited; or

           (b) Visa or MasterCard requires, as a condition to performance of this Agreement, that BAMSI enter into an agreement with Visa or MasterCard that BAMSI considers unacceptable;

then at BAMSI's request, the parties will cooperate in making any modifications to this Agreement and to the parties' relationship hereunder to the extent any such modifications will permit BAMSI to continue processing, settling and authorizing bankcard transactions (or continue performing some of such functions) in compliance with the laws, rules, regulations or any official interpretations thereof applicable to the Bank as a National Bank and the Visa and MasterCard rules, regulations, and interpretations thereof and any contractual terms required by Visa or Mastercard and acceptable to BAMSI (any such modifications being referred to as "Compliance Modifications"), provided that such Compliance Modifications are reasonable and are not unduly burdensome to the Bank, and BAMSI reimburses the Bank for any additional costs reasonably incurred by the Bank in connection with such Compliance Modifications.

     5.2   Failure to Make Compliance Modification.  If BAMSI does not request
           ---------------------------------------
any Compliance Modifications or the parties cannot agree upon the terms of any Compliance Modifications, then either party may terminate this Agreement upon prior written notice to the other party effective at the later of: (a) the deadline imposed by Visa or MasterCard for complying with any such rule, regulation, official interpretation or contract requirement or

                                      -7-                  Sponsorship Agreement

(b) 120 days after actual notice to BAMSI of such rule, regulation, interpretation or contract requirement.


                                   ARTICLE VI

                              TERM AND TERMINATION
                              --------------------

     6.1   Term.  The term of this Agreement shall be five years commencing on
           ----
the Effective Date and ending at the close of business on the fifth anniversary of the Effective Date. This Agreement shall automatically renew for successive one-year terms unless one party gives the other party written notice of non-renewal at least six months prior to automatic renewal.

     6.2   Termination.  Either party may terminate this Agreement without
           -----------
penalty and without prejudice to any claims arising prior to termination as follows:

           (a) Upon the written agreement of both parties.

           (b) Upon the other party's breach of this Agreement provided the terminating party has given written notice of the breach to the other party specifying the breach, the action necessary to cure the breach and the breaching party has not cured the breach within 30 days after notice is given of any failure by BAMSI to provide any funds required hereunder to be provided by BAMSI to pay Merchants or within thirty business days after notice is given of any other breach.

           (c) By the Bank immediately upon BAMSI's voluntary filing of any petition or complaint seeking relief under any federal or state bankruptcy or other debt relief statute or upon any involuntary petition in bankruptcy being filed against BAMSI if such petition is not dismissed within 90 days after it is filed.

           (d) By BAMSI immediately in the event that any agreements between the Bank and Visa and/or MasterCard or the Bank's membership in either such bankcard association shall be terminated or materially limited which termination or material limitation would impair the ability of BAMSI to authorize, process or settle merchant bankcard transactions.

           (e) By the Bank in the event BAC and its affiliates (other than BAMSI) beneficially own less than a majority of the voting power of the outstanding common stock of BAMSI.

     6.3   Survival.  The provisions of Sections 2.3, 3.2, 4.1, 7.1 and 9.6 of
           --------
this Agreement shall survive any termination. No termination shall prejudice any claim or rights of any party which accrued prior to termination.

                                      -8-                  Sponsorship Agreement

                                  ARTICLE VII

                                CONFIDENTIALITY
                                ---------------

     7.1   Confidentiality.  In performing this Agreement, each party will have
           ---------------
access to confidential information of the other. Each party agrees to hold in confidence and to instruct its employees and agents to hold in confidence all information and materials, in whatever form, reasonably designated as confidential by the party requesting confidentiality. BAMSI agrees to comply with all laws and regulations relating to confidentiality of customer lists and other information which are applicable to the Bank and its agents or to BAMSI. The Bank agrees to comply with all contractual obligations of BAMSI actually known to the Bank and all laws and regulations applicable to the Bank or BAMSI relating to confidentiality of customer lists and other information.


                                 ARTICLE VIII

                                    NOTICES
                                    -------

     8.1   Notices.  All notices which are required or permitted by this
           -------
Agreement shall be in writing and shall be (i) delivered personally to the designated addressee, (ii) sent by the United States Mail addressed to the designated person by certified mail, return receipt requested, all postage prepaid, or (iii) sent by overnight delivery service addressed to the designated person, all charges prepaid, or (iv) by other means such as facsimile machine if the designated addressee acknowledges receipt in writing. Notices shall be addressed as follows:

     If to BAMSI:              BA Merchant Services, Inc.
                               One South Van Ness Avenue
                               5th Floor
                               San Francisco, CA 94103
                               Attn: General Counsel #3710

     If to the Bank:           Bank of America NT & SA
                               555 California Street
                               6th Floor
                               San Francisco, CA 94104
                               Attn: Corporate Secretary #3018

     With a copy to:           BankAmerica Corporation
                               555 California Street
                               8th Floor
                               San Francisco, CA 94104
                               Attn: General Counsel #3017

                                      -9-                  Sponsorship Agreement

Notices personally delivered are given when received. Notices sent by United States Mail, certified mail, return receipt requested, are given five business days after delivery to the United States Postal Service unless prior actual receipt by the addressee is proven. Notice sent by overnight delivery service is deemed given one business day after delivery to and acceptance by overnight delivery service for next day delivery. Notices sent by other means and acknowledged are deemed given when acknowledged in writing.


                                  ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

     9.1  Headings.  The headings are for information and are not part of this
          --------
Agreement.

     9.2  Entire Agreement, Modification.  This Agreement and the attachments to
          ------------------------------
it represent the entire agreement of the parties with respect to the subject matter of the Agreement. This Agreement may not be modified except by a written agreement which expressly refers to the Agreement and is signed by both parties.

     9.3  Severability.  If any section of this Agreement is deemed void illegal
          ------------
or unenforceable, that section shall be severed and the balance shalt remain in effect.

     9.4  Governing Law; Arbitration.
          --------------------------

     (a) This Agreement and its interpretation shall be governed by the laws of the State of California without regard to conflicts of laws rules.

     (b) Any dispute, controversy or claim between the Bank and BAMSI arising out of or relating to this Agreement, the Merchant Processing Services or any agreements or instruments relating hereto or delivered in connection herewith, will be resolved by arbitration conducted in San Francisco, California under the auspices and according to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement.

     9.5  Binding Agreement, Assignment Prohibited.  This Agreement shall bind
          ----------------------------------------
the parties, their successors and permitted assigns. Neither party shall assign this Agreement or any rights under it except with the prior written consent of the other.

     10.6 Supervision and Regulation.  The Bank is an insured institution
          --------------------------
subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC") and various of the services under this Agreement may constitute bank services under 12 U.S.C. (S)1867(c). To the extent required by law or regulation, the parties will advise the OCC of the existence of this Agreement and will cooperate with any examination which the OCC or any other governmental regulatory agency may conduct in connection with this Agreement or the services provided thereunder.

                                     -10-                  Sponsorship Agreement

     10.7  Relationship.  Nothing in this Agreement shall be deemed to create a
           ------------
partnership, joint venture or agency relationship between the parties. Both parties are independent contractors and neither party is to be considered the agent or legal representative of the other for any purpose whatsoever.

     10.8. Third Party Beneficiaries.  Except as expressly provided in this
           -------------------------
Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     10.9  Monitoring by the Bank.  BAMSI shall admit properly identified and
           ----------------------
authorized the Bank employees and agents onto its premises for purposes of monitoring BAMSI's compliance with this Agreement. It is understood that such monitoring will occur during normal business hours, will be preceded by reasonable notification to BAMSI, and must not interfere with BAMSI's normal operations.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

                                        BANK OF AMERICA NATIONAL TRUST &
                                        SAVINGS ASSOCIATION



                                        By:   /s/ Thomas E. Peterson
                                            ----------------------------
                                                  Thomas E. Peterson
                                                     Vice Chairman



                                        BA MERCHANT SERVICES, INC.



                                        By:   /s/ Sharif M. Bayyari
                                            ----------------------------
                                                  Sharif M. Bayyari
                                                       President

                                     -11-                  Sponsorship Agreement